EXHIBIT 99.1

LogicVision to Acquire SiVerion to Provide Leading Edge

YIELD LEARNING SOLUTIONS

Integrated Products Expected to Accelerate Semiconductor Time-to-Yield

SAN JOSE, Calif. —Oct. 14, 2004 — LogicVision, Inc. (NASDAQ: LGVN), a leading provider of embedded test and diagnostic solutions for semiconductors, today announced that it has entered into a definitive agreement to acquire SiVerion, Inc., a privately held Arizona-based provider of parametric yield analysis solutions.

The acquisition of SiVerion significantly broadens LogicVision’s yield enhancement solutions. The combined technologies provide a powerful infrastructure for automated yield learning, which LogicVision expects will result in accelerated time-to-yield for advanced designs and processes.

LogicVision has agreed to acquire SiVerion by issuing two million shares of its common stock and $2 million in cash at closing, plus a contingent future payment of up to $2 million if the per share price of LogicVision common stock is less than $3.00 on the two-year anniversary of the closing date. SiVerion will become a business unit of LogicVision, will retain all its employees, including its president Thomas Martis, and will continue its operations in Arizona. Gregg Adkin, a general partner of Valley Ventures, SiVerion’s primary investor, will join LogicVision’s board of directors. The terms have been unanimously approved by the boards of directors of both companies, and the transaction is expected to be completed later this month, pending approval by SiVerion’s stockholders.

“The semiconductor industry currently has limited experience in addressing the new performance and yield-related issues at 90 nanometer (nm) process nodes and beyond. Design related faults aggravated by the increasingly analog type behavior of digital circuits are having a major impact on yield loss. These failure mechanisms are difficult to predict, find or observe,” said Jim Healy, president and CEO of LogicVision. “Our strategic acquisition of SiVerion advances LogicVision’s objective of not only locating these elusive faults, but determining their cause and necessary corrective actions.”

“We are at an inflection point in the semiconductor industry. As we migrate to smaller geometries, parametric performance as a function of design-process interactions will be the largest contributor to yield loss,” said Thomas Martis, president and CEO of SiVerion. “We believe our combined company can offer customers the ability to achieve true yield closure by providing actionable information surrounding yield limiters and their causes.”

LogicVision’s products provide a unique integration of advanced embedded test and diagnostic capabilities. The company’s advanced embedded test “eyes in the die,” along with its intelligent interactive software (LogicVision’s Embedded Technology Access or ETA), run on Automated Test Equipment (ATE) platforms that leverage these embedded capabilities during silicon debug and production testing, to identify failure mechanisms anywhere within the die.

SiVerion’s products aggregate and analyze data from various semiconductor fabrication and test sources to identify whether silicon behavior meets design criteria across varying manufacturing and operating conditions. SiVerion’s SiVision® product automatically identifies yield limiters and provides actionable data to help improve parametric yield.

The integration of the SiVision and ETA solutions will provide a unique automated closed-loop yield analysis and learning platform that spans both the design and manufacturing phases of semiconductors. The ETA component of this new platform will provide the backend infrastructure for directed extraction of test result data as well as more detailed failure identification. The SiVision component, leveraging the capabilities of ETA, will accumulate and analyze semiconductor data across large quantities of die and wafers to provide actionable information to address design and process yield limiters. The anticipated result is greatly accelerated time-to-yield and revenue for semiconductor devices.

About LogicVision Inc.

LogicVision provides proprietary technology that enhances yield in the manufacturing of complex semiconductors. LogicVision’s embedded yield enhancement solution allows integrated circuit designers to embed test and diagnostic functionality that is used both during semiconductor production and throughout the useful life of the chip. Through use of these LogicVision “eyes in the die”, customers can enhance their product yield, maximize quality, lower test costs and speed time to market. More information is available at www.logicvision.com.

About SiVerion

SiVerion, a provider of engineering data analysis software, helps fabless semiconductor companies accelerate their designs to volume production. The SiVision platform enables faster characterization of semiconductor products to ensure manufacturability and automated monitoring of these products through volume production. Rapid identification and resolution of product and yield related issues encountered during manufacturing help fabless companies get their designs to market on time. More information is available at www.siverion.com.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the objectives and expected benefits of the companies’ alliance and the expected benefits of embedded test and yield enhancement products and services are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, satisfaction of certain conditions to closing of the proposed acquisition (including without limitation the approval of SiVerion stockholders), the ability to close the SiVerion acquisition, the ability to integrate SiVerion following acquisition, the impact of competitive products and technological advances, and other risks detailed in LogicVision’s Form 10-Q for the quarter ended June 30, 2004, and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

# # #

CONTACTS

LogicVision Contact Bruce M. Jaffe Vice President and Chief Financial Officer (408) 453-0146 bjaffe@logicvision.com	SiVerion Contact S. Jaffer Hussain Vice President Marketing (510) 249-9523 jhussain@siverion.com	LogicVision Investor Relations Christina Carrabino Stapleton Communications (650) 470-0200 christina@stapleton.com	LogicVision PR Contact Jan Houts Houts Communications (650)-593-0110 janhouts@comcast.net